Exhibit 99.1

Indaptus Therapeutics Reports First Quarter 2025 Financial Results and Provides Corporate Update

NEW YORK (May 14, 2025) - Indaptus Therapeutics, Inc. (Nasdaq: INDP) (“Indaptus” or the “Company”), a clinical stage biotechnology company dedicated to pioneering innovative cancer and viral infection treatments, today announced financial results for the first quarter ended March 31, 2025, and provided a corporate update.

Jeffrey Meckler, Indaptus Therapeutics’ Chief Executive Officer, commented, “We made meaningful progress in the first quarter across multiple fronts of our clinical and research programs. In March, we announced the initiation of the expansion arm of our Phase 1b/2 clinical trial of Decoy20. This arm will evaluate Decoy20 in combination with BeOne’s (formerly known as Beigene) PD-1 checkpoint inhibitor, Tislelizumab, with a focus on safety, dose optimization, and early signals of anti-tumor activity. In addition, we strengthened our intellectual property portfolio with new patents granted in China, Japan, and Israel for our Decoy platform—expanding our intellectual property portfolio. Finally, to date, we have enrolled 32 patients in the weekly dosing among the two Decoy20 dose levels and decided to conclude enrollment for this arm and shift our focus to the combination treatment of Decoy20 with Tislelizumab. Early data from the weekly dosing suggests that Decoy20 is generally well-tolerated, with a favorable safety profile and encouraging signs of clinical benefit, including instances of stable disease. Additionally, we have implemented a cost-reduction plan to focus on the combination study.”

Key recent highlights:

●	Initiates phase 1b/2 combination study of Decoy20 with PD-1 checkpoint inhibitor Tislelizumab
●	Reports new data demonstrating successful broad immune system activation in weekly dosing trial of Decoy20
●	Dr. Michael Newman, Founder and Chief Scientific Officer, makes presentation at the 10th Annual Innate Killer Summit
●	Expands patent portfolio in China, Japan and Israel expanding intellectual property for infectious disease and cancer treatment

Financial Highlights for the First Quarter Ended March 31, 2025

Research and development expenses for the three months ended March 31, 2025, were $2.8 million, which compares with $1.6 million in the three months ended March 31, 2024. The change was primarily due to an increase of $1.5 million in expenses for our Phase 1 clinical trial and was offset by a decrease of $0.3 million in payroll and related expenses.

General and administrative expenses for the three months ended March 31, 2025, were $1.8 million, which compares with $2.4 million in the three months ended March 31, 2024. The change was primarily due to a decrease in payroll and related expenses and in legal fees.

Loss per share for the three-month period ended March 31, 2025 was $0.32, compared with $0.45 for the three-month period ended March 31, 2024.

As of March 31, 2025, the Company had cash and cash equivalents of $3.9 million. As of December 31, 2024, the Company had cash and cash equivalents of $5.8 million. The Company will need to obtain additional capital to fund its ongoing activities beyond the second quarter of 2025.

Net cash used in operating activities was $5.0 million for the three-month period ended March 31, 2025, compared with net cash used in operating activities of $3.9 million for the three-month period ended March 31, 2024. The increase in net cash used was primarily attributable to an increase in our research and development activities which was mostly related to our Phase 1 clinical trial.

There was no net cash provided by or used in investing activities in the three-month period ended March 31, 2025 and March 31, 2024.

Net cash provided by financing activities was $3.2 million for the three months ended March 31, 2025 compared with net cash provided by financing activities of $0.3 million for the three-month period ended March 31, 2024. The $2.8 million increase in net cash provided was primarily attributable to the issuance and sale of our common stock and warrants in the January 2025 financing and by issuance and sale of our common stock under our equity line.

About Indaptus Therapeutics

Indaptus Therapeutics has evolved from more than a century of immunotherapy advances. The Company’s novel approach is based on the hypothesis that efficient activation of both innate and adaptive immune cells and pathways and associated anti-tumor and anti-viral immune responses will require a multi-targeted package of immune system-activating signals that can be administered safely intravenously (i.v.). Indaptus’ patented technology is composed of single strains of attenuated and killed, non-pathogenic, Gram-negative bacteria producing a multiple Toll-like receptor (TLR), Nucleotide oligomerization domain (NOD)-like receptor (NLR) and Stimulator of interferon genes (STING) agonist Decoy platform. The product candidates are designed to have reduced i.v. toxicity, but largely uncompromised ability to prime or activate many of the cells and pathways of innate and adaptive immunity. Decoy product candidates represent an antigen-agnostic technology that have produced single-agent activity against metastatic pancreatic and orthotopic colorectal carcinomas, single agent eradication of established antigen-expressing breast carcinoma, as well as combination-mediated eradication of established hepatocellular carcinomas, pancreatic and non-Hodgkin’s lymphomas in standard pre-clinical models, including syngeneic mouse tumors and human tumor xenografts. In pre-clinical studies tumor eradication was observed with Decoy product candidates in combination with anti-PD-1 checkpoint therapy, low-dose chemotherapy, a non-steroidal anti-inflammatory drug, or an approved, targeted antibody. Combination-based tumor eradication in pre-clinical models produced innate and adaptive immunological memory, involved activation of both innate and adaptive immune cells, and was associated with induction of innate and adaptive immune pathways in tumors after only one i.v. dose of Decoy product candidate, with associated “cold” to “hot” tumor inflammation signature transition. The Decoy platform has also been shown to induce activation, polarization or maturation of human macrophages, dendritic, NK, NKT, CD4 T and CD8 T cells in vitro. IND-enabling, nonclinical toxicology studies demonstrated i.v. administration without sustained induction of hallmark biomarkers of cytokine release syndromes, possibly due to passive targeting to liver, spleen, and tumor, followed by rapid elimination of the product candidate. Indaptus’ Decoy product candidates have also produced meaningful single agent activity against chronic hepatitis B virus (HBV) and chronic human immunodeficiency virus (HIV) infections in pre-clinical models.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These include statements regarding management’s expectations, beliefs and intentions regarding, among other things, the sufficiency of our cash and cash equivalents to fund our ongoing activities and our expectations and plans regarding our Phase 1 clinical trial of Decoy20 and our anticipated combination study and the anticipated effects of our product candidates, including Decoy20. Forward-looking statements can be identified by the use of forward-looking words such as “believe”, “expect”, “intend”, “plan”, “may”, “should”, “could”, “might”, “seek”, “target”, “will”, “project”, “forecast”, “continue” or “anticipate” or their negatives or variations of these words or other comparable words or by the fact that these statements do not relate strictly to historical matters. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements. Many factors could cause actual activities or results to differ materially from the activities and results anticipated in forward-looking statements, including, but not limited to the following: our limited operating history; conditions and events that raise substantial doubt regarding our ability to continue as going concern; the need for, and our ability to raise, additional capital given our lack of current cash flow; our clinical and preclinical development, which involves a lengthy and expensive process with an uncertain outcome; our incurrence of significant research and development expenses and other operating expenses, which may make it difficult for us to attain profitability; our pursuit of a limited number of research programs, product candidates and specific indications and failure to capitalize on product candidates or indications that may be more profitable or have a greater likelihood of success; our ability to obtain and maintain regulatory approval of any product candidate; the market acceptance of our product candidates; our reliance on third parties to conduct our preclinical studies and clinical trials and perform other tasks; our reliance on third parties for the manufacture of our product candidates during clinical development; our ability to successfully commercialize Decoy20 or any future product candidates; our ability to obtain or maintain coverage and adequate reimbursement for our products; the impact of legislation and healthcare reform measures on our ability to obtain marketing approval for and commercialize Decoy20 and any future product candidates; product candidates of our competitors that may be approved faster, marketed more effectively, and better tolerated than our product candidates; our ability to adequately protect our proprietary or licensed technology in the marketplace; the impact of, and costs of complying with healthcare laws and regulations, and our failure to comply with such laws and regulations; information technology system failures, cyberattacks or deficiencies in our cybersecurity; and unfavorable global economic conditions. These and other important factors discussed under the caption “Risk Factors” included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 to be filed with the SEC, our most recent Annual Report on Form 10-K filed with the SEC on March 13, 2025, and our other filings with the SEC, could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. All forward-looking statements speak only as of the date of this press release and are expressly qualified in their entirety by the cautionary statements included in this press release. We undertake no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, except as required by applicable law.

Contact: investors@indaptusrx.com

Investor Relations Contact:

CORE IR
Louie Toma
louie@coreir.com

INDAPTUS THERAPEUTICS, INC.

Unaudited Condensed Consolidated Balance Sheets

	March 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$3,891,021	$5,786,753
Prepaid expenses and other current assets	1,069,910	831,577

Total current assets	4,960,931	6,618,330

Non-current assets:
Right-of-use asset	58,119	82,175
Other assets - deposits to third parties	392,572	638,251

Total non-current assets	450,691	720,426

Total assets	$5,411,622	$7,338,756

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and other current liabilities	$2,552,379	$3,309,717
Operating lease liability, current portion	59,512	84,164

Total current liabilities	2,611,891	3,393,881

Commitments and contingencies

Stockholders’ equity:
Common stock: $0.01 par value, 200,000,000 shares authorized as of March 31, 2025 and December 31, 2024; 16,034,444 shares issued and outstanding as of March 31, 2025 and 12,013,901 shares issued and outstanding as of December 31, 2024	160,344	120,139
Preferred stock: $0.01 par value, 5,000,000 shares authorized as of March 31, 2025 and December 31, 2024; no shares issued or outstanding	-	-
Additional paid in capital	67,611,000	64,263,919
Accumulated deficit	(64,971,613)	(60,439,183)

Total stockholders’ equity	2,799,731	3,944,875

Total liabilities and stockholders’ equity	$5,411,622	$7,338,756

Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended March 31,
	2025	2024
Operating expenses:
Research and development	$2,810,840	$1,591,142
General and administrative	1,761,719	2,352,097

Total operating expenses	4,572,559	3,943,239

Loss from operations	(4,572,559)	(3,943,239)

Other income, net	40,129	136,562

Net loss	$(4,532,430)	$(3,806,677)

Net loss available to common stockholders per share of common stock, basic and diluted	$(0.32)	$(0.45)

Weighted average number of shares used in calculating net loss per share, basic and diluted	14,102,378	8,442,364

Unaudited Condensed Consolidated Statements of Cash Flows

	For the three months ended March 31,
	2025	2024
Cash flows from operating activities:
Net loss	$(4,532,430)	$(3,806,677)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	-	735
Stock-based compensation	240,891	774,691
Changes in operating assets and liabilities:
Prepaid expenses and other current and non-current assets	7,346	332,125
Accounts payable and other current liabilities	(762,338)	(1,237,499)
Operating lease right-of-use asset and liability, net	(596)	163
Net cash used in operating activities	(5,047,127)	(3,936,462)

Cash flows from financing activities:
Proceeds from issuance of shares of common stock and warrants	3,482,650	336,044
Issuance costs	(331,255)	(19,997)
Net cash provided by financing activities	3,151,395	316,047

Net decrease in cash and cash equivalents	(1,895,732)	(3,620,415)

Cash and cash equivalents at beginning of period	5,786,753	13,362,053

Cash and cash equivalents at end of period	$3,891,021	$9,741,638

Noncash investing and financing activities
Transaction costs in accounts payable and other current liabilities	$5,000	$-
Issuance of commitment shares	$3,059	-